                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549

                                      FORM 8-K

                                   CURRENT REPORT
       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): March 31, 1998

                                 DAOU SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)

                                      DELAWARE
                   (State or other jurisdiction of incorporation)

                 0-22073                                330284454
        (Commission File Number)            (IRS Employer Identification No.)

                 5120 Shoreham Place, San Diego, California 92122 (Address of principal executive offices, including zip code)

                                   (619) 452-2221
                (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

REPORTING OF CERTAIN FINANCIAL AND OTHER INFORMATION FOR REGISTRATION AND OTHER PURPOSES

          DAOU Systems, Inc., a Delaware corporation (the "Company"), is filing herewith audited supplemental consolidated financial statements, selected consolidated financial data (supplemental), and Management's Discussion and Analysis of Financial Condition and Results of Operations (supplemental), which reflect the Company's acquisitions of Synexus Incorporated, a Pennsylvania corporation, on March 31, 1998, and Sentient Systems, Inc., a Maryland corporation, on March 31, 1998. Each of these acquisitions was accounted for as a pooling of interests. Upon release of financial information covering the periods in which these transactions were consummated, these supplemental financial statements will become the historical financial statements of the Company.

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

DAOU SYSTEMS, INC.                                                          Page

Report of Ernst & Young LLP, Independent Auditors . . . . . . . . . . . . .  4

Report of Deloitte & Touche LLP, Independent Auditors . . . . . . . . . . .  5

Report of Coopers & Lybrand LLP, Independent Accountants. . . . . . . . . .  6

Supplemental Consolidated Balance Sheets at December 31, 1997 and 1996. . .  7

Supplemental Consolidated Statements of Income for the years ended
     December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . .  8

Supplemental Consolidated Statements of Stockholders' Equity
     for the years ended December 31, 1997, 1996 and 1995. . . . . . . . .  9

Supplemental Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . . 10

Notes to Supplemental Consolidated Financial Statements . . . . . . . . . . 11


                  REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
DAOU Systems, Inc.

We have audited the accompanying supplemental consolidated balance sheets of DAOU Systems, Inc. (formed as a result of the consolidation of DAOU Systems, Inc., Sentient Systems, Inc. and Synexus Incorporated) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the mergers of DAOU Systems, Inc., Sentient Systems, Inc. and Synexus Incorporated in March 1998, which have been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Sentient Systems, Inc. which statements reflect total assets constituting 7% for 1997 and 15% for 1996 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 77%, 42% and 7% of the related supplemental consolidated financial statement totals for the years ended December 31, 1997, 1996 and 1995, respectively. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Sentient Systems, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DAOU Systems, Inc. at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the mergers of Sentient Systems, Inc. and Synexus Incorporated, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                     /s/ ERNST & YOUNG LLP
San Diego, California
February 13, 1998

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Sentient Systems, Inc.
Kensington, Maryland

We have audited the accompanying balance sheets of Sentient Systems, Inc. (the Company) as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996, and the one month ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, and the one month ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
McLean, Virginia
February 13, 1998

                          REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sentient Systems, Inc.

We have audited the accompanying balance sheet of Sentient Systems, Inc. (the Company) as of November 30, 1995 and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis. evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentient Systems, Inc. as of November 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                /s/ Coopers & Lybrand L.L.P.


McLean, Virginia
March 8, 1996

                                 DAOU Systems, Inc.

                      Supplemental Consolidated Balance Sheets

                      (IN THOUSANDS, EXCEPT FOR PAR VALUE DATA)

                                                             DECEMBER 31,
                                                          1997          1996
                                                        ---------------------
ASSETS
Current assets:
   Cash and cash equivalents                             $5,699        $2,520
   Short-term investments, available-for-sale             9,949           698
   Accounts receivable, net of allowance of $202 and
     $210 in 1997 and 1996, respectively                 12,411         7,901
   Contract work in progress                             12,412         3,783
   Deferred income taxes                                    320           176
   Other current assets                                   1,713           678
                                                        ---------------------
Total current assets                                     42,504        15,756

Due from officers/stockholders                              371           228
Equipment, furniture and fixtures, net                    3,501         1,548
Deferred income taxes                                         3            23
Other assets                                                457           266
                                                        ---------------------
                                                        $46,836       $17,821
                                                        ---------------------
                                                        ---------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                $1,032       $   814
   Accrued salaries and wages                             1,757         1,319
   Other accrued liabilities                              2,852         1,324
   Income taxes payable                                       5           106
   Deferred revenue                                         369         1,110
   Current portion of long-term debt                         87           268
                                                        ---------------------
Total current liabilities                                 6,102         4,941

Deferred rent                                                55            92
Long-term debt                                               49            32
Deferred income taxes                                       390             -

Commitments and contingencies

Redeemable preferred stock                                    -         8,190

Stockholders' equity:
   Preferred stock, $.001 par value:
     Authorized shares - 5,000
     Issued and outstanding shares - none                     -             -
   Common stock, $.001 par value:
     Authorized shares - 50,000
     Issued and outstanding shares - 13,318 in 1997
        and 9,073 in 1996                                    13             9
   Additional paid-in capital                            35,828         1,368
   Deferred compensation                                   (907)       (1,166)
   Unrealized gain on short-term investments                143           118
   Accretion of redeemable preferred stock                    -          (572)
   Retained earnings                                      5,163         4,809
                                                        ---------------------
Total stockholders' equity                               40,240         4,566
                                                        ---------------------
                                                        $46,836       $17,821
                                                        ---------------------
                                                        ---------------------

                               See accompanying notes.

                                 DAOU Systems, Inc.

                   Supplemental Consolidated Statements of Income

                      (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                YEARS ENDED DECEMBER 31,
                                             1997         1996          1995
                                            ---------------------------------
Revenues                                   $53,139      $39,795       $29,005
Cost of revenues                            35,572       26,867        17,304
                                            ---------------------------------
Gross profit                                17,567       12,928        11,701

Operating expenses:
   Sales and marketing                       6,837        3,487         2,357
   General and administrative                9,117        7,811         7,307
   Merger and related expenses                 718            -             -
                                            ---------------------------------
                                            16,672       11,298         9,664
                                            ---------------------------------
Income from operations                         895        1,630         2,037
Interest income, net                           841          268           103
                                            ---------------------------------

Income before income taxes                   1,736        1,898         2,140
Provision for income taxes                     834          149           889
                                            ---------------------------------

Net income                                  $  902     $  1,749      $  1,251
                                            ---------------------------------
                                            ---------------------------------

Net income per common share:
   Basic                                     $0.07        $0.16         $0.13
                                            ---------------------------------
                                            ---------------------------------

   Diluted                                   $0.07        $0.16         $0.13
                                            ---------------------------------
                                            ---------------------------------

Shares used in computing net income per
   common share:
   Basic                                    12,665       10,646         9,301
                                            ---------------------------------
                                            ---------------------------------

   Diluted                                  13,491       10,848         9,301
                                            ---------------------------------
                                            ---------------------------------

                               See accompanying notes.

                                 DAOU Systems, Inc.

            Supplemental Consolidated Statements of Stockholders' Equity

                                   (IN THOUSANDS)

                                                                                                                    UNREALIZED
                                                                     COMMON STOCK     ADDITIONAL                      GAIN ON
                                                                  ------------------    PAID-IN        DEFERRED     SHORT-TERM
                                                                  SHARES      AMOUNT    CAPITAL      COMPENSATION   INVESTMENTS
                                                                  -------------------------------------------------------------
Balance at December 31, 1994                                       9,004    $     9      $     78       $  --         $--
  Accretion of redeemable preferred stock                           --         --            --            --
  Issuance of common stock in exchange for services                   70       --              23          --
  Unrealized gain on short-term investments                         --         --            --            --            81
  Net income                                                        --         --            --            --
                                                                  ---------------------------------------------------------
Balance at December 31, 1995                                       9,074          9           101          --            81
  Deferred compensation                                             --         --           1,243        (1,243)
  Amortization of deferred compensation                             --         --            --              77
  Issuance of common stock in exchange for services                   35       --              30          --
  Repurchase and retirement of stock                                 (36)      --              (6)         --          --
  Accretion of redeemable preferred stock                           --         --            --            --
  Distribution to Sentient stockholders (NOTE 2)                    --         --            --            --          --
  Unrealized gain on short-term investments                         --         --            --            --            44
  Adjustment for change in Sentient Systems, Inc.'s year end        --         --            --            --            (7)

  Net income                                                        --         --            --            --

                                                                  ---------------------------------------------------------
Balance at December 31, 1996                                       9,073          9         1,368        (1,166)        118
  Issuance of common stock upon initial public offering, net       2,000          2        15,782          --          --
  Conversion of redeemable preferred stock upon initial public
   Offering                                                        1,603          2         7,616          --          --
  Issuance of common stock upon secondary public offering, net       500       --           9,320          --          --
  Issuance of common stock upon exercise of stock options            142       --             639          --          --
  Tax effect from exercise of noncompensatory stock options         --         --           1,103          --          --
  Amortization of deferred compensation                             --         --            --             259        --
  Distribution to Integrex stockholders (NOTE 2)                    --         --            --            --          --
  Distribution to On-Line stockholders (NOTE 2)                     --         --            --            --          --
  Distribution to Sentient stockholders (NOTE 2)                    --         --            --            --          --
  Unrealized gain on short-term investments                         --         --            --            --            25
  Net income                                                        --         --            --            --          --
                                                                  ---------------------------------------------------------
Balance at December 31, 1997                                      13,318    $    13      $ 35,828       $  (907)      $ 143
                                                                  ---------------------------------------------------------
                                                                  ---------------------------------------------------------

                                                                   ACCRETION OF
                                                                     REDEEMABLE                    TOTAL
                                                                     PREFERRED        RETAINED   STOCKHOLDERS'
                                                                        STOCK         EARNINGS      EQUITY
                                                                      -------------------------------------
Balance at December 31, 1994                                          $  --         $  2,078       $  2,165
  Accretion of redeemable preferred stock                                 (87)          --              (87)
  Issuance of common stock in exchange for services                      --             --               23
  Unrealized gain on short-term investments                              --             --               81
  Net income                                                             --            1,251          1,251
                                                                      -------------------------------------
Balance at December 31, 1995                                              (87)         3,329          3,433
  Deferred compensation                                                  --             --             --
  Amortization of deferred compensation                                  --             --               77
  Issuance of common stock in exchange for services                      --             --               30
  Repurchase and retirement of stock                                     --              (34)           (40)
  Accretion of redeemable preferred stock                                (485)          --             (485)
  Distribution to Sentient stockholders (NOTE 2)                         --             (146)          (146)
  Unrealized gain on short-term investments                              --             --               44
  Adjustment for change in Sentient Systems, Inc.'s year end             --              (89)           (96)
  Net income                                                             --            1,749          1,749
                                                                      -------------------------------------
Balance at December 31, 1996                                             (572)         4,809          4,566
  Issuance of common stock upon initial public offering, net             --             --           15,784
  Conversion of redeemable preferred stock upon initial public
    offering                                                              572           --            8,190
  Issuance of common stock upon secondary public offering, net           --             --            9,320
  Issuance of common stock upon exercise of stock options                --             --              639
  Tax effect from exercise of noncompensatory stock options              --             --            1,103
  Amortization of deferred compensation                                  --             --              259
  Distribution to Integrex stockholders (NOTE 2)                         --              (94)           (94)
  Distribution to On-Line stockholders (NOTE 2)                          --              (63)           (63)
  Distribution to Sentient stockholders (NOTE 2)                         --             (391)          (391)
  Unrealized gain on short-term investments                              --             --               25
  Net income                                                             --              902            902
                                                                      -------------------------------------
Balance at December 31, 1997                                          $  --         $  5,163       $ 40,240
                                                                      -------------------------------------
                                                                      -------------------------------------

                               See accompanying notes.

                                 DAOU Systems, Inc.

                 Supplemental Consolidated Statements of Cash Flows

                                   (IN THOUSANDS)


                                                                            YEARS ENDED DECEMBER 31,
                                                                       1997           1996          1995
                                                                    --------------------------------------
OPERATING ACTIVITIES
Net income                                                          $   902        $ 1,749        $ 1,251
  Adjustments to reconcile net income to net cash used in
   operating activities:
  Depreciation and amortization                                       1,236            546            451
  Provision for uncollectible accounts                                   60            108              -
  Common stock issued in exchange for services                            -             30             23
  Deferred income taxes                                                 269             21           (288)
  Changes in operating assets and liabilities:
    Accounts receivable                                              (4,571)           138         (6,317)
    Contract work in progress                                        (8,629)        (3,229)           195
    Other current assets                                             (1,045)          (566)           (77)
    Trade accounts payable                                              218           (496)           485
    Accrued salaries and wages                                          644           (216)           886
    Deferred revenue                                                   (730)           574           (393)
    Other accrued liabilities                                         1,315           (582)         1,226
    Income taxes payable                                               (101)          (842)           751
    Deferred rent                                                       (37)            68            (19)
                                                                    --------------------------------------
Net cash used in operating activities                               (10,469)        (2,697)        (1,826)

INVESTING ACTIVITIES
Purchase of equipment, furniture and fixtures                        (2,930)        (1,120)          (562)
Proceeds from sale of assets                                              -              -            300
Increase in other asset                                                (183)           (96)            (5)
Purchase of short-term investments                                   (9,226)          (130)        (4,178)
Maturities of short-term investments                                      -          3,864            168
Advances to officers/stockholders                                      (143)           (17)          (306)
Proceeds from repayment of due from officers                              -              -            209
                                                                    --------------------------------------
Net cash provided by (used in) investing activities                 (12,482)         2,501         (4,374)

FINANCING ACTIVITIES
Advances (repayments) under the line of credit                         (205)            20            165
Proceeds from long-term debt                                             96             96              -
Repayment of long-term debt                                             (60)           (87)           (50)
Distributions to stockholders of acquired companies                    (548)          (146)             -
Proceeds from issuance of common stock and redeemable
 preferred stock                                                     26,847              -          7,618
Repurchase of stock                                                       -            (40)             -
                                                                    --------------------------------------
Net cash provided by (used in) financing activities                  26,130           (157)         7,733
                                                                    --------------------------------------

Increase (decrease) in cash and cash equivalents                      3,179           (353)         1,533
Cash and cash equivalents at beginning of year                        2,520          2,873          1,340
                                                                    --------------------------------------
Cash and cash equivalents at end of year                            $ 5,699        $ 2,520        $ 2,873
                                                                    --------------------------------------
                                                                    --------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Income taxes                                                      $   113        $   979        $   425
                                                                    --------------------------------------
                                                                    --------------------------------------
  Interest                                                          $    31        $   33         $    11
                                                                    --------------------------------------
                                                                    --------------------------------------



                               See accompanying notes.

                             DAOU Systems, Inc.

             Notes To Supplemental Consolidated Financial Statements

                              December 31, 1997


 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

DAOU Systems, Inc. ( "DAOU" or the "Company") designs, implements, supports and manages advanced computer network systems for hospitals, integrated healthcare delivery systems and other healthcare provider organizations, located throughout the United States.

The Company's design services include an assessment of the customer's existing computer network system and the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. The Company's support and management services are typically provided under multi-year contracts and include remote and on-site network management services, as well as information systems outsourcing. DAOU typically provides its services under a fixed-price contract and over a fixed period of time.

As described more fully in Note 2, in March 1998, the Company acquired all of the issued and outstanding shares of Sentient Systems, Inc. ("Sentient") and Synexus Incorporated ("Synexus"), through the Company's wholly-owned subsidiaries DAOU-Sentient, Inc. and DAOU-Synexus, Inc. The acquisitions were accounted for as pooling of interests and, accordingly, the supplemental consolidated financial statements reflect the combined financial position and operating results for the Company, Sentient and Synexus for all periods presented giving retroactive effect to the pooling transactions. These supplemental consolidated financial statements will become the historical consolidated financial statements of DAOU upon the issuance of financial statements for the period that includes the date of the merger. The financial statements included for Sentient for 1997, 1996 and 1995 are for the years ended December 31, 1997 and 1996 and the year ended November 30, 1995, respectively. During 1996, Sentient changed its fiscal year end from November 30 to December 31. The month of December 1995 relating to Sentient's operating activity, during which Sentient had net revenues of approximately $724,000 and a net loss of approximately $89,000, is included in the accompanying supplemental consolidated financial statements as an adjustment to retained earnings.

As described more fully in Note 2, on July 9, 1997 and September 25, 1997, the Company acquired all of the issued and outstanding shares of Integrex Systems Corporation ("Integrex") and On-Line Networking, Inc. ("On-Line"), respectively, through the Company's wholly-owned subsidiaries DAOU-Integrex, Inc. and DAOU On-Line, Inc. These acquisitions were accounted for using the pooling-of-interests

                             DAOU Systems, Inc.

                              December 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

method of accounting and, accordingly, the consolidated financial statements reflect the combined financial position and operating results for the Company,
DAOU-Integrex and DAOU On-Line for all periods presented.   All significant
intercompany accounts have been eliminated.

REVENUE RECOGNITION

Contract revenue for the development and implementation of network solutions is recognized on the percentage-of-completion method with progress to completion measured by labor costs incurred to date compared to total estimated labor costs. Provisions for estimated losses on contracts, if any, are made during the period when the loss becomes probable and can be reasonably estimated. Revenues recognized in excess of amounts billed and project costs are classified as contract work in progress. Revenue from technical support and network management services is recognized over the period the services are performed. Payments received in advance of services performed are recorded as deferred revenue and amortized as the services are performed.

CONCENTRATION OF CREDIT RISK

Substantially all of the Company's accounts receivable are from hospitals and other healthcare providers. Generally, the Company obtains a significant deposit from its customers upon signing a contract and collateral is not required. The Company provides for losses from uncollectible accounts and such losses have historically not exceeded management's expectations.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased. The Company has established guidelines relative to diversification and maturities that are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company historically has not experienced any losses on its cash equivalents or short-term investments.

The Company applies Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, to value its investments. Under the Statement, the Company classifies its short-term investments as "Available-for-Sale" and records such assets at estimated fair

                             DAOU Systems, Inc.

                              December 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

value in the balance sheet with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity until realized. The basis for computing realized gains or losses is by specific identification.

EQUIPMENT, FURNITURE AND FIXTURES

Equipment, furniture and fixtures are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized over the estimated useful lives of the assets or the remaining lease term, whichever is less.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the financial statements and disclosures made in the accompanying notes of the financial statements. The actual results could differ from those estimates.

NET INCOME PER SHARE

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE, which supersedes APB Opinion No. 15. SFAS No. 128 replaces the presentation of primary earnings per share (EPS) with "Basic EPS" which includes no dilution and is based on weighted-average common shares outstanding for the period. Companies with complex capital structures, including DAOU, will also be required to present "Diluted EPS" that reflects the potential dilution of securities such as stock options and warrants. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. On February 3, 1998, the SEC issued Staff Accounting Bulletin (SAB) No. 98 which revised the previous instructions for determining the dilutive effects in earnings per share computations of common stock and common stock equivalents issued at prices below the IPO price prior to the effectiveness of the IPO.

                             DAOU Systems, Inc.

                              December 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table sets forth the computation of basic and dilutive earnings per share (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):


                                                                   DECEMBER 31,
                                                        1997          1996           1995
                                                     -------------------------------------
Net income                                              $902         $1,749         $1,251
                                                     -------------------------------------
                                                     -------------------------------------

Denominator:
  Average common shares outstanding                   12,476          9,043          9,013
  Effect of assumed conversion of preferred
   stock from date of issuance                           189          1,603            288
                                                     -------------------------------------
  Denominator for Basic earnings per share            12,665         10,646          9,301
                                                     -------------------------------------
  Net effect of dilutive common share
   equivalents based on treasury stock method            826            202              -
                                                     -------------------------------------
  Denominator for Diluted earnings per share          13,491         10,848          9,301
                                                     -------------------------------------
                                                     -------------------------------------
Net income per share - Basic                           $0.07          $0.16          $0.13
                                                     -------------------------------------
                                                     -------------------------------------
Net income per share - Diluted                         $0.07          $0.16          $0.13
                                                     -------------------------------------
                                                     -------------------------------------



STOCK BASED COMPENSATION

Effective January 1, 1996, the Company adopted ("SFAS No. 123") ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of Accounting Principles Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has continued accounting for its stock-based compensation in accordance with the provisions of APB 25.

                             DAOU Systems, Inc.

                              December 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), REPORTING COMPREHENSIVE INCOME and Statement of Financial Accounting Standards No. 131, SEGMENT INFORMATION ("SFAS No. 131"). Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe the adoption of these standards will have a material impact on the Company's financial statements.

2. ACQUISITIONS

During March 1998, the Company acquired Synexus, a privately-held company specializing in the planning, design and implementation of enterprise networks in healthcare environments, and Sentient, a privately-held company which provides integration and support services primarily to health-care organizations. Shareholders of Synexus and Sentient received a total of 161,235 and 1,397,550 shares, respectively, of the Company's common stock in exchange for all of the outstanding stock of each of these companies. The acquisitions have been accounted for under the pooling-of-interests method of accounting, and accordingly, the historical financial statements of periods prior to the consummation of the combinations have been restated as though the companies had been combined for all periods presented. Merger costs, net of tax effects, related to these acquisitions are estimated at $1,722,000, which will be recorded during March 1998.

                             DAOU Systems, Inc.

                              December 31, 1997

2. ACQUISITIONS (CONTINUED)

On July 9, 1997, the Company acquired all of the issued and outstanding shares of Integrex in exchange for 700,000 shares of the Company's common stock. Integrex provides advanced network design, integration and consulting support services primarily to healthcare organizations and also to educational and governmental institutions, all of which are primarily located in the state of Virginia. Integrex specializes in voice and video networks and also designs integrated cable plants capable of supporting voice, video and high-speed data transmission.

On September 25, 1997, the Company acquired all of the issued and outstanding shares of On-Line in exchange for 150,000 shares of the Company's common stock. On-Line is a provider of communication infrastructure services primarily within the healthcare information technology market.

Both the Integrex and On-Line acquisitions were accounted for as pooling-of-interests and, accordingly, the historical financial statements for all periods prior to the consummation of the combinations have been restated as though the companies had been combined.

Total revenues and net income (loss) of DAOU, Integrex, On-Line, Synexus, and Sentient for the three years ended December 31, 1997 were (in thousands):



                                           DAOU          INTEGREX       ON-LINE        SYNEXUS        SENTIENT        COMBINED
                                         -------------------------------------------------------------------------------------
Year ended December 31, 1997
   Total revenues                        $30,606         $5,426         $5,668          $1,578         $9,861          $53,139
   Net income (loss)                        (820)           951            (44)            121            694              902
Year ended December 31, 1996
   Total revenues                         19,311          4,456          4,616           1,680          9,732           39,795
   Net income                                 83            478            361              97            730            1,749
Year ended December 31, 1995
   Total revenues                         14,330          2,548          2,985             985          8,157           29,005
   Net income (loss)                       1,240            179           (301)             50             83            1,251

Merger costs, net of tax effects, related to the Integrex and On-Line acquisitions were $1,068,000 (net of tax charge of $350,000).

                             DAOU Systems, Inc.

                              December 31, 1997

3. SHORT-TERM INVESTMENTS, AVAILABLE-FOR-SALE

Short-term investments, available-for-sale, consist of the following (IN THOUSANDS):


                                     AMORTIZED      UNREALIZED    TOTAL FAIR
                                        COST           GAINS        VALUE
                                     ---------------------------------------
DECEMBER 31, 1997
Equity securities                      $  660           $143         $  803
Corporate debt securities               9,146              -          9,146
                                     ---------------------------------------
                                       $9,806           $143         $9,949
                                     ---------------------------------------
                                     ---------------------------------------
DECEMBER 31, 1996
Equity securities                      $  580           $118         $  698
                                     ---------------------------------------
                                     ---------------------------------------


At December 31, 1997, short-term investments totaling approximately $9,006,000 mature within one year, with approximately $800,000 maturing in 1999.

4. SELECTED BALANCE SHEET DETAILS

Equipment, furniture and fixtures consist of the following (IN THOUSANDS):


                                                            DECEMBER 31,
                                                        1997           1996
                                                      ---------------------

Equipment and furniture                               $5,887         $3,136
Leasehold improvements                                   171            147
                                                      ---------------------
                                                       6,058          3,283
Less accumulated depreciation and amortization        (2,557)        (1,735)
                                                      ---------------------
                                                      $3,501         $1,548
                                                      ---------------------
                                                      ---------------------


Other accrued liabilities consist of the following (IN THOUSANDS):


                                                            DECEMBER 31,
                                                         1997          1996
                                                      ---------------------
Accrued contract costs                                $2,390         $  626
Other accrued liabilities                                462            698
                                                      ---------------------
                                                      $2,852         $1,324
                                                      ---------------------
                                                      ---------------------


                             DAOU Systems, Inc.

                              December 31, 1997

5. LINE OF CREDIT

In August 1997, On-Line amended its previous $300,000 line of credit with a bank by increasing it to $500,000. The agreement provides for the payment of interest at the bank's variable base rate, as defined (9.00% at December 31, 1997) plus 1%, callable on demand, due in full on March 31, 1998. The line is secured by accounts receivable, inventories and equipment, and is personally guaranteed by the three former stockholders of On-Line. At December 31, 1997, there were no amounts outstanding under the line of credit. Interest expense for the years ended December 31, 1997 and 1996 was $18,285 and $3,252, respectively.

6. LONG-TERM DEBT

Long-term debt at December 31, 1997 consists of secured notes payable of On-Line to a financing company and a bank and a secured five-year term loan of Synexus. As of December 31, 1997, the On-Line notes require aggregate monthly payments of $2,634, including interest with rates ranging from 9.25% to 10.75%. The notes mature from May 1998 to August 2001 and are secured by vehicles. Interest expense for the years ended December 31, 1997, 1996 and 1995 was $5,290, $3,691 and $5,684, respectively.

The Synexus five-year term loan is for capital asset acquisitions with maximum borrowing available of $360,000, bears interest at the WALL STREET JOURNAL prime rate plus 1.25% (9.75% as of December 31, 1997), and is payable in monthly installments of $6,000 principal plus accrued interest. This note is collateralized by the general assets of Synexus and is guaranteed by certain of the Company's stockholders. At December 31, 1997, $168,000 remains available for future borrowings.

7. COMMITMENTS

LEASE COMMITMENTS

The Company leases its facilities and certain equipment under operating lease agreements. The facility leases provide for abatement of rent during certain periods and escalating rent payments during the lease term. Rent expense for 1997, 1996 and 1995 totaled $1,096,000, $1,032,000 and $631,000, respectively.

                             DAOU Systems, Inc.

                              December 31, 1997

7. COMMITMENTS (CONTINUED)

Annual future minimum lease payments under noncancellable operating leases with initial terms of one year or more at December 31, 1997, consist of the following (IN THOUSANDS):

                1998                               $1,176
                1999                                  788
                2000                                  691
                2001                                  693
                2002                                  704
                                                ---------
                                                   $4,052
                                                ---------
                                                ---------

LITIGATION

In early 1997, a customer filed a complaint against the Company for breach of contract alleging damages of $1.1 million, and subsequently increased the claim to approximately $3 million (SEE NOTE 12).

8. MAJOR CUSTOMERS

Sales to individual customers exceeding 10% or more of revenues in the years ended December 31 were as follows: during 1996 one customer accounted for 10% of revenues and during 1995, one customer accounted for 28% of revenues.

9. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

During 1995, 1,603,430 shares of redeemable preferred stock were issued at $4.99 per share for proceeds of $7,618,000 net of issuance costs. Holders of the redeemable preferred stock were entitled to receive cumulative dividends at the rate of $0.03 per share per annum, when and if declared by the Board of Directors and prior to any dividends on the common stock.

                             DAOU Systems, Inc.

                              December 31, 1997

9. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

The redeemable preferred stock had a liquidation preference of $4.99 per share plus any declared but unpaid dividends and was convertible at the option of the holder into one share of common stock, subject to certain antidilution adjustments. The shares of preferred stock were automatically converted in connection with the initial public offering of the Company's common stock which closed in February 1997. The increase in the redemption value of the redeemable preferred stock was $485,000 and $87,000 in 1996 and 1995, respectively.

STOCK OPTION PLANS

During 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), under which 947,025 shares of the Company's common stock were initially reserved for issuance upon exercise of options granted by the Company. During November 1996, the Board of Directors increased the number of shares reserved for issuance under the plan to 1,367,925. In October 1997, the Board of Directors, subject to stockholder approval, approved an additional 3,000,000 shares to be reserved under the Plan. The Plan provides for the grant of both incentive and nonstatutory stock options to officers, directors, employees and consultants of the Company. Options granted by the Company generally vest over a three to five-year period and are exercisable for a period of ten years from the date of the grant.

The Company recorded $1,243,000 of deferred compensation for options granted during the year ended December 31, 1996, representing the difference between the option exercise price and the deemed fair value for financial statement presentation purposes. The Company is amortizing the deferred compensation ratably over the vesting period of the options.

                             DAOU Systems, Inc.

                              December 31, 1997

9. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

A summary of the Company's stock option activity under the Plan and related information for the years ended December 31 follows:


                                                              1997                         1996
                                                   ---------------------------   ----------------------------
                                                                 WEIGHTED-                      WEIGHTED-
                                                                  AVERAGE                        AVERAGE
                                                               EXERCISE PRICE                 EXERCISE PRICE
                                                     OPTIONS                       OPTIONS
                                                   ---------------------------   ----------------------------
Outstanding -beginning of year                       801,113          $5.16              -          $   -
  Granted                                            793,339           9.61        822,158           5.16
  Exercised                                         (144,487)          4.44              -              -
  Forfeited                                         (228,470)          5.86        (21,045)          4.28
                                                   ---------------------------   ----------------------------
                                                   1,221,495          $8.13        801,113          $5.16
                                                   ---------------------------   ----------------------------
                                                   ---------------------------   ----------------------------

Exercisable at end of year                            52,101          $6.57              -              -
                                                   ---------------------------   ----------------------------
                                                   ---------------------------   ----------------------------
Weighted-average fair value of
    options granted during the year                                   $4.30                         $2.81
                                                                   -----------                     ----------
                                                                   -----------                     ----------

In November 1996, the Company granted 140,300 non-qualified stock options at an exercise price of $4.28 per share outside of the Plan. These options vest ratably over a five-year period.

The following table summarizes information about stock options outstanding under the Plan at December 31, 1997:


                                      OUTSTANDING                           EXERCISABLE
                      -------------------------------------------  -------------------------------
                                       WEIGHTED
                                       AVERAGE
                                       REMAINING      WEIGHTED-                      WEIGHTED-
  RANGE OF              NUMBER       CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
EXERCISE PRICE        OUTSTANDING        LIFE      EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------------------------------------------------------------------------------------------------
  $4.28 to $4.35         401,988          8.3          $4.28         33,454          $4.28
  $4.35 to $6.53         386,475          9.2           6.03              -              -
 $8.70 to $10.88         194,532          9.1          10.22         18,647          10.69
$10.88 to $13.05           6,000          9.5          12.75              -              -
$15.23 to $17.40         232,500          9.5          16.43              -              -
                     -----------------------------------------------------------------------------
                       1,221,495          8.9          $8.13         52,101          $6.57
                     -----------------------------------------------------------------------------
                     -----------------------------------------------------------------------------


                             DAOU Systems, Inc.

                              December 31, 1997

9. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

At December 31, 1997, 196,588 options were vested and options for 1,943 common shares were available for future grant.

Adjusted pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0% and 75%; and a weighted-average expected life of the option of seven years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do no necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's adjusted pro forma information is as follows (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION):


                                                    YEARS ENDED DECEMBER 31,
                                                       1997          1996
                                                    ------------------------
Adjusted pro forma net income                          $ 675         $ 787
                                                    ------------------------
                                                    ------------------------

Adjusted pro forma net income per share:
  Basic                                                $0.05         $0.07
                                                    ------------------------
                                                    ------------------------
  Diluted                                              $0.05         $0.07
                                                    ------------------------
                                                    ------------------------


                             DAOU Systems, Inc.

                              December 31, 1997

9. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

The results above are not likely to be representative of the effects of applying SFAS No. 123 on reported net income or loss for future years as these amounts reflect the expense for only one or two years vesting.

WARRANTS

In connection with the issuance of the redeemable preferred stock, the Company issued two warrants to purchase an aggregate of 133,285 shares of common stock at an exercise price of $4.99 per share. The warrants are exercisable immediately and expire on October 26, 2000.

COMMON STOCK RESERVED

At December 31, 1997, a total of 1,497,023 shares of the Company's common stock have been reserved for the exercise of stock options and warrants.

10. INCOME TAXES

The provision for income taxes consists of the following (IN THOUSANDS):

                                                YEARS ENDED DECEMBER 31,
                                           1997          1996           1995
                                         ------------------------------------
Current:
  Federal                                   $468         $  66          $907
  State                                       97            62           270
                                         ------------------------------------
                                             565           128         1,177
Deferred:
  Federal                                    238            33          (246)
  State                                       31           (12)          (42)
                                         ------------------------------------
                                             269            21          (288)
                                         ------------------------------------
                                            $834          $149          $889
                                         ------------------------------------
                                         ------------------------------------


                             DAOU Systems, Inc.

                              December 31, 1997

10. INCOME TAXES (CONTINUED)

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following (IN THOUSANDS):

                                                            DECEMBER 31,
                                                        1997           1996
                                                       ---------------------
Deferred tax liabilities:
  Accounting method change for tax purposes             $423           $  -
  Depreciation and amortization                          120              3
                                                       ---------------------
                                                         543              3

Deferred tax assets:
  Reserves and allowances                                423            198
  Net operating losses                                    50              -
                                                       ---------------------
                                                         473            198
                                                       ---------------------
Net deferred tax (asset) liability                       $70          $(195)
                                                       ---------------------
                                                       ---------------------


At December 31, 1997, the Company has state net operating losses of $842,000. This net operating loss will expire in 2002.

The reconciliation of income tax computed at the federal statutory rate to the total provision for income taxes is as follows:


                                                                            YEARS ENDED DECEMBER 31,
                                                                       1997           1996           1995
                                                                    ---------------------------------------
Tax at federal statutory rate                                         35.0%          35.0%          35.0%
S corporation income not subject to
  corporate income taxes                                              (32.3)         (31.0)            .8
Nondeductible expenses                                                 18.7            1.8            1.4
Adjustment on conversion of S
  corporation to C corporation                                         30.6              -              -
State taxes, net of federal benefit                                     4.0            2.1            7.1
Other                                                                  (8.0)             -           (2.7)
                                                                    ---------------------------------------
                                                                      48.0%           7.9%          41.6%
                                                                    ---------------------------------------
                                                                    ---------------------------------------


                             DAOU Systems, Inc.

                              December 31, 1997

11. BENEFIT PLANS

The Company sponsors the DAOU Systems, Inc. 401(k) Salary Savings Plan which covers employees who meet certain age and service requirements. Employees may contribute a portion of their earnings each plan year subject to certain Internal Revenue Service limitations. The Company made elective contributions to the Plan of $13,000, $16,000 and $50,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

In October 1994, Integrex adopted a retirement benefit plan effective January 1, 1995. The plan is intended to qualify under Internal Revenue Code Section 401(a) and provides for employee salary deferrals under Internal Revenue Code Section 401(k), company matching payments, and company profit sharing payments.
Integrex made profit sharing payments of $44,572, $97,605 and $60,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

In December 1995, On-Line adopted a defined contribution profit sharing plan covering substantially all employees who have completed one year of service and are twenty-one years of age. Profit sharing contributions are made at the discretion of On-Line's management. Contributions vest 20% after two years and an additional 20% for each year thereafter. Profit sharing expense was $67,500, $77,124 and $68,498 for the years ended December 31, 1997, 1996 and 1995, respectively. Effective January 1, 1998, On-Line's employees became eligible to participate in the Company's 401(k) plan, and the existing profit sharing plan of On-Line was terminated.

Sentient formerly had an employee stock purchase plan available to certain employees of Sentient. During 1994, the Board of Directors discontinued issuance of new shares under the plan. During 1996, Sentient purchased and retired all 36,329 shares held by employees at approximately $1.09 per share. Concurrently with the repurchase of the shares, each employee holding stock was issued an equivalent number of nontransferable "share units". These share units entitle the holder, upon termination of employment or other liquidating event, to a payment equal to the increase in the book value per share of Sentient between the most recent audited financial statements at the liquidating event date and the most recent audited financial statements prior to the issuance of the share units, multiplied by the number

                             DAOU Systems, Inc.

                              December 31, 1997

11. BENEFIT PLANS (CONTINUED)

of share units held. As of December 31, 1997 and 1996, 30,445 and 35,991 share units, respectively, were outstanding. In the event of an initial public offering of its common stock or a change in control, the holders are entitled to receive the difference between the fair market value of the share units based on the consideration involved and the book value per share per the most recent audited financial statements. The Company recorded $7,139 and $13,642 of expense associated with these share units in 1997 and 1996, respectively.

Sentient has a 401(k) savings plan available to employees who have completed at least 1,000 hours of service. Matching contributions to the plan are at the Company's discretion. The Company made matching contributions to the plan for 1997, 1996 and 1995 of approximately $84,000, $62,000 and $51,000, respectively.
The Company pays all administrative costs associated with the plan, which were $3,981, $2,410 and $1,380 in 1997, 1996 and 1995, respectively.

12. SUBSEQUENT EVENT (UNAUDITED)

In May 1998, the breach of contract claim discussed in Note 7 was settled for an amount less than the original $1.1 million claim amount, with both parties agreeing to undertake certain continuing obligations.

ITEM 6.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SUPPLEMENTAL

     THIS REPORT CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS IDENTIFIED IN THIS REPORT, INCLUDING THE MATTERS SET FORTH ABOVE UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

     The Company designs, implements, supports and manages advanced computer network systems primarily for hospitals, IDNs and other provider organizations. The Company's design services include an assessment of the customer's existing computer network system, the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. Implementation service revenues consist of third-party hardware and software products, as well as the Company's professional services. The Company's gross margin with respect to implementation services varies significantly depending on the percentage of such services consisting of products (with respect to which the Company obtains a lower margin) versus professional services. The Company's support and management services include remote and on-site network management, as well as I/S function outsourcing. The Company typically provides these services under multi-year contracts.

     In March 1998, the Company acquired Sentient Systems, Inc. (Sentient) and Synexus Incorporated (Synexus). The acquisitions were accounted for as a pooling of interests and, accordingly, the supplemental consolidated financial statements reflect the combined financial position and operating results for the Company, Sentient and Synexus for all periods presented giving retroactive effect to the pooling transactions. These supplemental consolidated financial statements will become the historical consolidated financial statements of the Company upon the issuance of financial statements for the period that includes the date of the merger. The financial statements included for Sentient for 1997, 1996 and 1995 are for the year ended December 31, 1997, the thirteen months ended December 31, 1996 and the year ended November 30, 1995. During March 1998, the Company will record merger related costs totaling $1,722,000, net of related tax effects, expected to be incurred in connection with these acquisitions.

     In July 1997, the Company acquired through a pooling-of-interests merger all of the issued and outstanding shares of Integrex in exchange for 700,000 shares of Common Stock. DAOU-Integrex provides advanced network design,integration and consulting support services primarily to healthcare organizations, as well as to educational and governmental institutions. DAOU-Integrex specializes in the design and integration of voice and video networks and designs integrated cable plants capable of supporting voice, video and high-speed data transmission. In addition, in September 1997, the Company similarly acquired On-Line in exchange for 150,000 shares of Common Stock. DAOU On-Line services local area computer and voice network systems, provides other telecommunications infrastructure applications and sells network services related to those activities. The Company's Consolidated Financial Statements and Notes thereto reflect the combined financial position and operating results for the Company, Integrex and On-Line for all periods presented in this Report. The Company recorded merger related costs of approximately $1,068,000 (net of tax charge of $350,000).

     Candler, a large I/S outsourcing customer of the Company, terminated its contract with the Company effective November 30, 1997. In addition to revenue from specified services under the Candler contract, the Company recognized a total of approximately $100,000, $200,000 and $300,000 during the second, third and fourth quarters of 1997, respectively, as a result of the termination fee payable by Candler under the contract.


     Historically, the majority of the Company's revenues have been derived from network design and implementation services which are generally provided on a fixed-fee basis. These revenues are recognized using the percentage-of-completion method with progress to completion measured by labor costs incurred to date compared to total estimated labor costs. The Company may also provide services on a "time and expense" basis for which revenues are also recognized as the services are performed. A design project typically lasts from three to five months. The time to complete implementation projects generally ranges from three to six months, although certain projects have required up to 13 months for completion.

     Support and management service revenues are recognized ratably over the period that these services are provided. The Company anticipates that revenues from support and management services will increase as a percent of total revenues in the future. Payments received in advance of services performed are recorded as deferred revenues. Certain contract payment terms may result in customer billing occurring at a pace slower than revenue recognition. The resulting revenues recognized in excess of amounts billed and project costs are included in contract work in progress on the Company's balance sheet.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA.

     The following table presents selected supplemental consolidated financial data of the Company. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the other sections of "Management's Discussion and Analysis of Financial Condition and Results of Operations - Supplemental" in Item 6 of this Report and the supplemental consolidated financial statements and the related notes thereto included elsewhere herein.



                                                                    YEARS ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
                                               1993          1994          1995           1996           1997
                                             ------------------------------------------------------------------
 Revenues                                    $13,418        $19,572       $29,005        $39,795        $53,139
 Cost of revenues                              7,664         12,213        17,304         26,867         35,572
                                             ------------------------------------------------------------------
 Gross profit                                  5,754          7,359        11,701         12,928         17,567
 Operating expenses:
   Sales and marketing                         1,871          2,216         2,357          3,487          6,837
   General and administrative                  3,325          4,240         7,307          7,811          9,117
   Merger and related costs                        -              -             -              -            718
                                             ------------------------------------------------------------------
 Total operating expenses                      5,196          6,456         9,664         11,298         16,672
                                             ------------------------------------------------------------------


                                       28

 Income from operations                          558            903         2,037          1,630            895
 Interest income (expense),net                   (67)           583           103            268            841
                                             ------------------------------------------------------------------
 Income before income taxes                      491          1,486         2,140          1,898          1,736
 Provision for income taxes                      101            439           889            149            834
                                             ------------------------------------------------------------------
 Net income                                      390          1,047         1,251          1,749            902
 Accretion of preferred stock                      -              -            87            485              -
                                             ------------------------------------------------------------------
 Net income attributable to
 common stock                                 $  390         $1,047        $1,164        $ 1,264         $  902
                                             ------------------------------------------------------------------
 Net income per common share: (1)
   Basic                                       $0.05          $0.12         $0.13          $0.16          $0.07
                                             ------------------------------------------------------------------
   Diluted                                     $0.05          $0.12         $0.13          $0.16          $0.07
                                             ------------------------------------------------------------------
 Shares used in computing net income
 per common share:
   Basic                                       8,629         9,004          9,301         10,646         12,665
                                             ------------------------------------------------------------------
   Diluted                                     8,629         9,004          9,301         10,848         13,491
                                             ------------------------------------------------------------------
 Cash, cash equivalents and short
 term investments                             $  751        $1,560         $7,261         $3,218        $15,648
 Total assets                                  4,329         5,350         17,579         17,821         46,836
 Long term debt, less current                    155            64             45             32             49
 Redeemable preferred stock                        -             -          7,705          8,190              -
 Total stockholders equity                       702         2,018          3,432          4,566         40,240




(1) See Note 1 of Notes to Supplemental Consolidated Financial Statements for information concerning the calculation of net income per share.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND 1996

     The Company's revenues were $53.1 million and $39.8 million for the years ended December 31, 1997 and 1996, respectively, representing an increase of approximately 34%. Revenues increased primarily due to the I/S outsourcing services which the Company began providing during the second quarter of 1996.

     Cost of revenues for the years ended December 31, 1997 and 1996 were $35.6 million and $26.9 million, respectively, representing an increase of approximately 32%. Gross margin for the years ended December 31, 1997 and 1996, remained relatively constant at approximately 33% and 32%, respectively.

     Sales and marketing expenses were $6.8 million and $3.5 million for the years ended December 31, 1997 and 1996, respectively, representing an increase of approximately 96%. This increase was primarily due to the further implementation of a regional sales structure, an increase in sales personnel and the expansion of the Company's marketing programs. Sales and marketing expenses were approximately 13% and 9% of total revenues for the years ended December 31, 1997 and 1996, respectively. The Company expects that sales and marketing expenses will continue to increase in dollar terms to support the anticipated growth in the Company's business.

     General and administrative expenses were $9.1 million (excluding one-time merger costs of $718,000) and $7.8 million for the years ended December 31, 1997 and 1996, respectively, representing an increase of approximately 17%. The primary factors contributing to this increase were costs associated with the implementation of the Company's management information system, the addition of senior management and other infrastructure requirements. General and administrative expenses were approximately 17% and 20% of total revenues for the years ended December 31, 1997 and 1996, respectively. The Company expects general and administrative expenses to continue to increase in dollar terms to support the anticipated growth in the Company's business.

     Net interest income was $841,000 and $268,000 for the years ended December 31, 1997 and 1996, respectively. Interest income consisted of interest on cash and cash equivalents and short-term investments. Interest expense consisted of interest associated with the Company's business line of credit, term financing of insurance premiums, and auto loans from Ford Motor Credit Corporation, but was not significant during either period.

YEARS ENDED DECEMBER 31, 1996 AND 1995

     The Company's revenues were $39.8 million and $29.0 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 37%. Revenues increased primarily due to the introduction of the Company's I/S outsourcing services under the Candler contract in April 1996. Services to CMC accounted for approximately $4.1 million of total revenues in 1996, representing approximately 10% of total revenues, respectively.

     Cost of revenues was $26.9 million and $17.3 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 55%. Gross margin was 32% and 40% for the years ended December 31, 1996 and 1995, respectively. This decrease in gross margin was primarily due to the increased content of professional services in certain implementation projects during 1995, as well as the lower gross margin related to the Company's I/S outsourcing services initiated in 1996.

     Sales and marketing expenses were $3.5 million and $2.4 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 48%. This increase was primarily due to the establishment of a regional sales structure, an increase in sales and marketing personnel and the expansion of the Company's marketing programs. Sales and marketing expenses were approximately 9% and 8% of revenues for the years ended December 31, 1996 and 1995, respectively.

     General and administrative expenses were $7.8 million and $7.3 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 7%. The primary factors contributing to this increase were costs associated with the Company's larger corporate facility, implementation of a management information system and the addition of senior management during 1996. General and administrative expenses were approximately 20% and 25% of revenues for the years ended December 31, 1996 and 1995, respectively.

     Net interest income was $268,000 and $103,000 for the years ended December 31, 1996 and 1995, respectively. Interest income consists of interest on short-term investments, cash and cash equivalents and notes receivable from officers and stockholders. Interest expense consists of interest associated with the Company's business line of credit and term financing of insurance premiums, but was not significant during either period.

INCOME TAXES

     In 1997, 1996 and 1995, the effective tax rates were approximately
48%, 8% and 42%, respectively, and were different than the expected combined federal statutory rate of 35% primarily due to the fact that Integrex, Sentient and Synexus were S-corporations prior to the merger with DAOU. Consequently, taxes on the income of these entities were the direct responsibility of its stockholders. In 1996, the benefit of Integrex's lower tax rate was partially offset by the amortization expense related to compensatory stock options granted by the Company during 1996 and additional taxes on the conversion of S-corporation to C-corporation.

LIQUIDITY AND CAPITAL RESOURCES

     On December 31, 1997, the Company had working capital of $36.4 million, an increase of $25.6 million from $10.8 million on December 31, 1996. This increase was due primarily to the Company's initial public offering of Common Stock in February 1997 which raised $15.8 million, net of issuance costs, and the Company's secondary public offering in August 1997 which raised $9.3 million, net of issuance costs. For the year ended December 31, 1997, cash used in operating activities was $10.5 million which resulted primarily from an increase in the Company's investment in contract work in process and accounts receivable due to growth in revenues.

     The Company believes that its available funds will be sufficient to meet its capital requirements for the foreseeable future. The Company may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities or issuance of equity securities in future acquisitions could result in additional dilution to the Company's stockholders, and the incurrence of additional debt could result in additional interest expense.

POTENTIAL "YEAR 2000" PROBLEMS

     POTENTIAL "YEAR 2000" PROBLEMS. It is possible that the Company's currently installed computer systems, software products or other businesssystems, or those of its suppliers or customers, will not always accept input of, store, manipulate or output dates in the years 1999, 2000 or thereafter without error or interruption. DAOU has conducted a review of its business systems, including its computer systems, to attempt to identify ways in which its systems could be affected by problems in correctly processing date information. Based on this review, the Company does not expect the Year 2000 issue to have a material adverse effect on its operations. In addition, the Company is requesting assurances from all software vendors from which it has purchased or from which it may purchase software that the software sold to the Company will correctly process all date information at all times and the Company is querying its customers and suppliers as to their progress in identifying and addressing problems that their computer systems will face in correctly processing date information as the year 2000 approaches and is reached.
However, there can be no assurance that DAOU will identify all date-handling problems in its business systems or those of its customers and suppliers in advance of their occurrence or that DAOU will be able to successfully remedy problems that are discovered. The expenses of the Company 's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, results of operations and financial condition.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits.

          The following exhibits are filed herewith or incorporated by reference as part of this report:


   Exhibit
     No.                        Document Description
------------  -----------------------------------------------------------------
     23.1     Consent of Ernst & Young LLP, Independent Auditors

     23.2     Consent of Deloitte & Touche LLP, Independent Auditors

     23.3     Consent of Coopers & Lybrand LLP, Independent Accountants

     27.1     Financial Data Schedule for the period ended December 31, 1997

     27.2     Financial Data Schedule for the period ended December 31, 1996

     27.3     Financial Data Schedule for the period ended December 31, 1995


                                      SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 18, 1998        DAOU SYSTEMS, INC.



                                   By:  /s/ FRED C. MCGEE
                                        ----------------------------------------
                                        Fred C. McGee, Chief Financial Officer

                                    EXHIBIT INDEX

    Exhibit
      No.                      Document Description
--------------  ---------------------------------------------------------------
      23.1      Consent of Ernst & Young LLP, Independent Auditors

      23.2      Consent of Deloitte & Touche LLP, Independent Auditors

      23.3      Consent of Coopers & Lybrand LLP, Independent Accountants

      27.1      Financial Data Schedule for the period ended December 31, 1997

      27.2      Financial Data Schedule for the period ended December 31, 1996

      27.3      Financial Data Schedule for the period ended December 31, 1995
